Exhibit 99.1

NEWS RELEASE

Phillips 66 Partners Announces Acquisition of Strategic Logistics Assets
Partnership to acquire $340 Million in Assets from Phillips 66

HOUSTON, Oct. 22, 2014 - Phillips 66 Partners LP (NYSE:PSXP) (the “Partnership”) has reached an agreement to acquire from Phillips 66 (NYSE:PSX) two newly constructed crude oil rail-unloading facilities, located in Linden, New Jersey, and Ferndale, Washington, for $330 million as well as certain assets associated with the Cross-Channel Connector Pipeline for an additional $10 million. The acquisition, which is anticipated to close in early December 2014, is expected to be immediately accretive to unitholders.

“The acquisition of these high-quality logistics assets will enhance both the composition and geographic diversity of the Partnership’s portfolio,” said Greg Garland, Phillips 66 Partners chairman and CEO. “These strategically positioned assets will allow us to deliver on our plans for achieving top-quartile distribution growth.”

The assets to be acquired include:

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The Bayway Rail-unloading Facility located within the Phillips 66 Bayway Refinery. This facility started commercial operations in August 2014, and is capable of unloading 120 railcars simultaneously, with a crude-unloading capacity of 75,000 barrels per day.

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The Ferndale Rail-unloading Facility located adjacent to the Phillips 66 Ferndale Refinery. This facility is scheduled to begin commercial operations in November 2014 and will be capable of unloading 54 railcars simultaneously with a crude-unloading capacity of 30,000 barrels per day.

•
The Cross-Channel Connector Pipeline assets consisting of an active 2.5-mile, 20-inch diameter refined products pipeline, as well as an idled, 2.6-mile, 20-inch diameter refined products pipeline that runs under the Houston Ship Channel. The active segment currently transports refined products between the Partnership’s Pasadena Terminal and Kinder Morgan’s Pasadena Terminal.

Upon closing of the acquisition, the Partnership plans to utilize the Cross-Channel Connector Pipeline assets to develop and undertake a new organic project to provide shippers access from the Partnership’s Pasadena Terminal to third-party systems located north of the Houston Ship Channel. The project is expected to have additional capital costs of $12.4 million and is underwritten by long-term transportation service agreements with multiple shippers. The pipeline system will have an initial capacity of up to 180,000 barrels per day and is anticipated to commence commercial operations in the second quarter of 2015.

In connection with the closing, Phillips 66 and the Partnership will enter into 10-year terminal services agreements for 100 percent of the available capacity of the rail-unloading facilities. The acquisition price for the rail-unloading facilities represents an approximate 10-times multiple of those facilities’ forecasted next 12 months’ earnings before interest, tax, depreciation and amortization.

The Partnership will finance the acquisition with borrowings under its revolving credit facility of $28 million, assumption of a five-year, $244 million note payable to a subsidiary of Phillips 66, and the issuance to Phillips 66 of 1,066,412 common and 21,764 general partner units valued at $68 million.

The terms of the transaction were approved by the board of directors of the general partner of Phillips 66 Partners, based on the approval and recommendation of its conflicts committee. That committee is comprised of independent directors and was advised by Evercore Partners as its financial advisor and Vinson & Elkins LLP as its legal counsel.

For more information about the assets involved in this transaction, visit: http://www.phillips66partners.com/en/newsroom/documents/acquisitionfactsheet-2014-10-22.pdf

About Phillips 66 Partners
Headquartered in Houston, Texas, Phillips 66 Partners is a growth-oriented traditional master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

William Steen (investors)
832-765-3174
william.steen@p66.com

 CAUTIONARY STATEMENTS
This press release contains forward-looking statements as defined under the federal securities laws, including projections, plans and objectives. Although the companies believe that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the companies’ control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from what the companies anticipated, estimated, projected or expected. The key risk factors that may have a direct bearing on the forward-looking statements are described in the filings that each company makes with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than as described. All forward-looking statements in this release are made as of the date hereof and the companies undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.